                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement             [ ] Confidential, For Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Palmer Wireless, Inc.
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                (Name of Registrant as Specified In Its Charter)

                             Palmer Wireless, Inc.
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction computed pursuant to
   Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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4) Proposed maximum aggregate value of transaction:

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5) Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount previously paid:

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2) Form, Schedule or Registration Statement No.:

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3) Filing Party:

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4) Date Filed:

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

                             PALMER WIRELESS, INC.
                             12800 UNIVERSITY DRIVE
                           FORT MYERS, FLORIDA 33907

                                                                  March 19, 1997

Dear Stockholder:

       You are cordially invited to attend the 1997 Annual Meeting of Stockholders of Palmer Wireless, Inc., to be held on Tuesday, April 22, 1997 at 8:30 a.m. (eastern standard time) at the Company's headquarters, 12800 University Drive, Fort Myers, Florida.

       At this meeting, you will be asked to vote, in person or by proxy, on the following matters: (i) the election of two Class I directors; (ii) the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors; and (iii) any other business as may properly come before the meeting or any adjournments thereof. The official Notice of Meeting, proxy statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the proxy statement.

       Regardless of your plans for attending in person, it is important that your shares be represented and voted at the 1997 Annual Meeting. Accordingly, you are urged to complete, sign and mail the enclosed proxy card as soon as possible.

                                             Sincerely,

                                             /s/ WILLIAM J. RYAN

                                             WILLIAM J. RYAN
                                             President and Chief Executive
                                             Officer

                             PALMER WIRELESS, INC.
                             12800 University Drive
                           Fort Myers, Florida 33907
                                 (941) 433-4350

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 22, 1997

       NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Palmer Wireless, Inc. (the "Company") will be held on Tuesday, April 22, 1997 at 8:30 a.m. (eastern standard time) at the Company's headquarters, 12800 University Drive, Fort Myers, Florida, to consider and act upon the following proposals:

       1.      To elect two Class I directors to the Board of Directors;

       2. To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1997; and

       3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

       The Board of Directors has fixed the close of business on March 7, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of Class A Common Stock and Class B Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of the Company's stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten (10) days before the Annual Meeting at the Company's offices.

                                             By Order of the Board of Directors

                                             /s/ WILLIAM J. RYAN

                                             WILLIAM J. RYAN
                                             President and Chief Executive
                                             Officer

Fort Myers, Florida
March 19, 1997

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                             PALMER WIRELESS, INC.
                             12800 UNIVERSITY DRIVE
                           FORT MYERS, FLORIDA 33907

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 22, 1997

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

       This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are being furnished, on or about March 19, 1997, to the stockholders of Palmer Wireless, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 1997 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Tuesday, April 22, 1997 at 8:30 a.m. (eastern standard time) at the Company's headquarters, 12800 University Drive, Fort Myers, Florida, and any adjournment thereof.

       If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED: (I) FOR THE ELECTION OF TWO CLASS I DIRECTORS TO THE BOARD OF DIRECTORS; AND (II) FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE COMPANY'S INDEPENDENT AUDITORS. If any other matters are properly brought before the Annual Meeting, proxies will be voted in the discretion of the proxy holders. The Company is not aware of any such matters that are proposed to be presented at its Annual Meeting.

       The cost of soliciting proxies in the form enclosed herewith will be borne entirely by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and regular employees of the Company, without extra remuneration, by personal interviews, telephone, telegraph or otherwise. The Company will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

       The securities which can be voted at the Annual Meeting consist of shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock") and Class B Common Stock, par value $.01 per share ("Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") of the Company. Each outstanding share of Class A Common Stock entitles its owner to one vote on each matter as to which a vote is taken at the Annual Meeting. Each outstanding share of Class B Common Stock entitles its owner to five votes on each matter as to which a vote is taken at the Annual Meeting. The close of business on March 7, 1997 has been fixed by the Board of Directors as the record date (the "Record Date") for determination of stockholders entitled to vote at the Annual Meeting. The number of shares of Class A Common Stock and Class B Common Stock outstanding and entitled to vote on the Record Date was 10,519,681 and 17,293,578, respectively. The presence, in person or by proxy, of at least a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date, is necessary to constitute a quorum at the Annual Meeting. Stockholders' votes will be tabulated by the Company's Secretary who has been appointed by the Board of Directors to act as inspector of election for the Annual Meeting. Under Delaware corporate law and the Company's Restated Bylaws (the "Bylaws"), directors are elected by a plurality of votes cast by the shares present (in person or by proxy) and entitled to vote. Unless otherwise required by law or the Company's Restated Certificate of Incorporation or Bylaws, any other matter put to a stockholder vote will be decided by the affirmative vote of a majority of the votes cast on the matter. Abstentions and broker non-votes are not included as votes cast and accordingly will be excluded from the total number of votes upon which a majority is based. Thus, votes to abstain and broker non-votes will have no effect on the vote tabulation for such proposals.

       Palmer Communications Incorporated ("PCI") owns all of the outstanding shares of Class B Common Stock, which represents 75% of the combined voting power of both classes of Common Stock. PCI intends to vote FOR all the Proposals set forth in this proxy statement. Thus, a quorum and approval of all Proposals at the Annual Meeting are assured.

       The presence of a stockholder at the Annual Meeting will not automatically revoke the stockholder's proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.
                          ---------------------------

          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT.
                          ---------------------------

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

       The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 7, 1997 by (i) each director (and director nominee), (ii) the Chief Executive Officer and each of the other four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1996 (the "Named Executive Officers"), (iii) all persons known to the Company to be beneficial owners of more than 5% of its outstanding Common Stock and (iv) all directors and executive officers as a group. Under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed a "beneficial owner" of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities.

                                                      NUMBER OF SHARES
                                             ----------------------------------        PERCENT OF
                                               NUMBER OF           NUMBER OF          COMMON STOCK
            NAME AND TITLE(1)                CLASS A SHARES      CLASS B SHARES      OUTSTANDING(2)
------------------------------------------   --------------      --------------      --------------
Palmer Communications Incorporated(3).....             --          17,293,578             62.2%
Bonnie P. McCloskey.......................        278,622(4)       16,017,658(2)          58.6
Jenny W. Sutton...........................        278,622(5)       16,017,658(2)          58.6
Vickie A. Palmer, Director................        175,104(6)       14,741,738(2)          53.6
FMR Corporation...........................      3,189,800(7)               --             11.5
T. Rowe Price Associates, Inc.............      1,127,350(8)                               4.1
William J. Ryan, Director, President and
  Chief Executive Officer.................        111,152(9)               --              *
Robert G. Engelhardt, Director, Executive
  Vice President and Secretary............        100,184(10)              --              *
Wayne Wisehart, Vice President, Treasurer
  and Chief Financial Officer.............         54,564(11)              --              *
Leon J. Hensen, Senior Vice President-
  General Manager.........................         54,576(12)              --              *
K. Patrick Meehan, Vice President- General
  Counsel and Assistant Secretary.........         49,228(13)              --              *
Thomas D. McCloskey, Director.............         43,926(14)              --              *
Kermit S. Sutton, Director................         29,426(15)              --              *
James S. Cownie, Director.................         42,376(16)              --              *
Clark R. Mandigo, Director................         20,500(17)              --              *
Directors and executive officers as a
  group (10 persons)......................        681,036(18)      14,741,738(2)          55.5

------------------
  *  Less than 1%
 (1) The address of Palmer Communications Incorporated ("PCI") is: 1801 Grand Avenue, Des Moines, Iowa 50309. The address of each of Vickie A. Palmer, Bonnie P. McCloskey and Jenny W. Sutton is c/o Palmer Wireless, Inc., 12800 University Drive, Fort Myers, Florida 33907-5333. The address of FMR Corporation is 82 Devonshire Street, Boston, Massachusetts 02109.
 (2) Includes interest in shares of Class B Common Stock held by PCI. See note 3 below.
 (3) PCI has issued Class A voting shares and Class B non-voting shares. Ownership of PCI is divided among 16 stockholders. Thomas D. McCloskey, Jr. and Bonnie Palmer McCloskey, trustees of the Thomas D. and Bonnie P. McCloskey Revocable Trust of 1994 (the "Revocable Trust"), hold a 15.290% total stock equity interest in PCI and control 7.378% of the voting shares. Jenny W. Sutton holds a 15.784% total stock equity interest in PCI and controls 7.378% of the voting shares. The Bonnie P. McCloskey Trust U/T/A David D. Palmer holds a 21.117% total stock equity interest in PCI and owns 29.632% of the voting shares. The Jenny W. Sutton Trust U/T/A David D. Palmer holds a 21.117% total stock equity interest in PCI and owns 29.632% of the voting shares. The Vickie A. Palmer Trust U/T/A David D. Palmer holds a 21.117% total stock equity interest in PCI and owns 25.980% of the voting shares. The trustees for each of the
                                              (footnotes continued on next page)
     above described trusts other than the Revocable Trust are Bonnie P. McCloskey, Jenny W. Sutton, Vickie A. Palmer, Richard Braunstein and Norwest Bank, N.A. Each trust provides that actions of trustees must be approved by a majority of the trustees. Two grantor trusts created by Bonnie P. McCloskey, with Thomas D. McCloskey as trustee, own a total of a 2.666% stock equity interest and hold no voting shares. One grantor trust created by Jenny W. Sutton, with Kermit S. Sutton as Trustee, owns 1.333% stock equity interest and holds no voting shares. Eight other trusts for the benefit of the Sutton and McCloskey children own the remaining 1.576% stock equity and hold no voting shares in PCI.
 (4) Shares held through a wholly-owned company, Bonnie P. McCloskey, Inc. ("MINC").
 (5) Shares held through a wholly-owned company, Jenny W. Sutton, Inc. ("SINC").
 (6) Includes 149,178 shares held through a wholly-owned company, Vickie A. Palmer, Inc. ("PINC"), and 10,500 shares subject to options.
 (7) Based on information provided in a Schedule 13G filed by FMR Corporation ("FMR") with the Commission on February 14, 1997, FMR, through its control of Fidelity Management & Research Company ("FMRC"), has the sole power to dispose of the 2,749,300 Class A shares owned by FMRC. FMR does not have the power to vote or direct the voting of these shares. In addition, FMR, through its control of Fidelity Management Trust Company ("FMT"), has the sole power to dispose of the 440,500 Class A shares owned by FMT. FMR has the power to vote or direct the voting of 435,900 Class A shares which are owned by FMT, and no power to vote or direct the voting of the remaining 4,600 Class A shares owned by FMT. The Schedule 13G filed by FMR Corporation also reports that Edward C. Johnson 3d has the sole power to dispose, but not to vote or direct the voting, of the 2,749,300 Class A shares owned by FMRC. In addition, Mr. Johnson has the sole power to dispose of the 440,500 Class A shares owned by FMT. Mr. Johnson has the power to vote or direct the voting of 435,900 Class A shares which are owned by FMT, and no power to vote or direct the voting of the remaining 4,600 Class A shares owned by FMT.
 (8) Based on information provided in Schedule 13G filed by T. Rowe Price Associates, Inc. ("Price Associates") with the Commission on February 13, 1997, Price Associates has the sole power to dispose of 1,127,350 Class A shares and has sole voting power of 61,750 Class A shares.
 (9) Includes 86,668 shares subject to options.
(10) Includes 80,000 shares subject to options.
(11) Includes 50,000 shares subject to options and 1,715 shares held by Mr. Wisehart as trustee for a minor child. Does not include 623 shares held by Mr. Wisehart's wife.
(12) Includes 50,000 shares subject to options. Does not include 1,384 shares held by Mr. Hensen's wife.
(13) Includes 43,334 shares subject to options.
(14) Includes 10,500 shares subject to options. Includes 33,000 shares held by The Thomas D. McCloskey, Jr. and Bonnie P. McCloskey Revocable Trust of 1994. Thomas D. McCloskey, Jr. is married to Bonnie P. McCloskey.
(15) Includes 10,500 shares subject to options. Kermit S. Sutton is married to Jenny W. Sutton.
(16) Includes 10,500 shares subject to options.
(17) Includes 10,500 shares subject to options.
(18) Includes 362,502 shares subject to options.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

       The Board of Directors consists of seven members. The directors are divided into three classes, with each class serving for a staggered three-year term. At the Annual Meeting, two directors will be elected, each for a three-year term, to fill positions in Class I, the term of which expires at the Annual Meeting.

       The Company's Restated Certificate of Incorporation provides that at least two of the Company's directors will be Special Directors. "Special Director" is defined to mean a director of the Company who is not (a) with respect to the Company or any subsidiary of the Company, an employee, former employee whose employment ended within five years, officer, former officer whose term as an officer ended within five years, or holder or beneficial owner directly or indirectly of 5% or more of the capital stock of the Company or any subsidiary of the Company, (b) with respect to a holder or beneficial owner directly or indirectly of 5% or more of the capital stock of the Company, an employee, former employee whose employment ended within five years, officer, former officer whose term as an officer ended within five years, director, former director whose term as a director ended within five years, trustee or partner, (c) a member of the immediate family of a person listed in (a) or (b) above or (d) any other person having a relationship with the Company which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Special Directors are James S. Cownie and Clark R. Mandigo.

       Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees. The Board of Directors believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend. Directors will be elected by a plurality vote.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

       Set forth in the following table is certain information with respect to the nominees of the Board of Directors for election as directors at the Annual Meeting and other directors whose terms do not expire until subsequent annual meetings.

                                           DIRECTOR                                            TERM
              NAME                  AGE     SINCE                    POSITION                 EXPIRES
---------------------------------   ---    --------    ------------------------------------   -------
NOMINEES FOR THREE-YEAR TERM
Thomas D. McCloskey, Jr..........   50       1993                                               1997
Vickie A. Palmer.................   43       1993                                               1997

CONTINUING DIRECTORS
William J. Ryan..................   64       1993      President; Chief Executive Officer       1999
Kermit S. Sutton.................   49       1993                                               1999
James S. Cownie..................   52       1994                                               1998
Clark R. Mandigo.................   53       1994                                               1998
Robert G. Engelhardt.............   62       1993      Executive Vice President; Secretary      1998

       THOMAS D. MCCLOSKEY, JR., Director. Mr. McCloskey served as Director of PCI during 1991. Mr. McCloskey served as President from 1984 to 1988 and Chairman since 1988 of McCloskey Enterprises, Inc., which is a real estate development firm located in Aspen, Colorado. Mr. McCloskey is a 1972 graduate of The Wharton School of Finance & Commerce of the University of Pennsylvania. Mr. McCloskey's wife, Bonnie P. McCloskey, is the sister of Vickie A. Palmer, a director of the Company. Bonnie P. McCloskey is also a principal beneficial stockholder of the Company.

       VICKIE A. PALMER, Director. Ms. Palmer has served as Director of PCI since 1991. In addition, Ms. Palmer has served in various capacities, including as President and Chairman of the Board of Signal Hill Communications, Inc., located in Davenport, Iowa, since 1989. Until January 1996, Signal Hill Communications, Inc. owned and operated several radio stations in Iowa. Ms. Palmer currently serves on the board of directors of Firstar Bank Davenport, N.A., a wholly-owned subsidiary of Firstar Iowa, which is in turn wholly owned by Firstar Corp.

       WILLIAM J. RYAN, Director, President and Chief Executive Officer. Mr. Ryan served as Chief Executive Officer and President of PCI from 1984 until July 1995. Mr. Ryan was Chief Operating Officer and President of PCI from 1982 to 1984. Mr. Ryan continues to serve as a director of PCI. Mr. Ryan has over 40 years of communications and telecommunications experience. He joined PCI in 1970 following that company's acquisition of certain radio and cable properties which Mr. Ryan had partially owned and operated since 1955. In his capacity as Chief Executive Officer, Mr. Ryan has successfully led the Company through 18 acquisitions of cellular telephone systems. Mr. Ryan is a director of the Cellular Telecommunications Industry Association, the founding chairman of Cable Television Advertising Bureau, Inc. and a former president of the Florida Cable Association, the Florida Broadcasters Association and the Southern Cable Association.

       KERMIT S. SUTTON, Director. Mr. Sutton served as Director of PCI during 1991. Mr. Sutton has served as President of Sutton Companies, a private investment firm in Naples, Florida, since 1988. In addition, Mr. Sutton practiced law with the firm of Whitfield, Musgrave, Selvy, Kelly and Eddy in Des Moines, Iowa from 1974 to 1988, serving as a Partner of that firm from 1978 to 1988. Mr. Sutton's wife, Jenny W. Sutton, is the sister of Vickie A. Palmer, a director of the Company. Jenny W. Sutton is also a principal beneficial stockholder of the Company.

       JAMES S. COWNIE, Director. Mr. Cownie is a private investor. He served as Chairman of New Heritage Associates, a cable television operator located in Des Moines, Iowa, from 1991 until its sale in 1996. He also served as President of Heritage Communications, Inc., a cable television operator located in Des Moines, Iowa, from 1971 to 1990. He currently serves on the board of directors of Heritage Media Corporation, a broadcasting and in-store advertising and promotion company, and MaceRich Company, a real estate investment trust.

       CLARK R. MANDIGO, Director. Mr. Mandigo is currently self-employed as a business consultant and investor. He currently serves on the board of directors of Physician Corporation of America and Lone Star Steakhouse & Saloon Inc., and as a Trustee of Accolade Funds.

       ROBERT G. ENGELHARDT, Director, Executive Vice President and Secretary. Mr. Engelhardt served as Executive Vice President and Secretary of PCI from 1982 until July 1995. Mr. Engelhardt continues to serve as a director of PCI. Mr. Engelhardt has over 40 years of communications and telecommunications experience. After joining PCI in 1972 as Chief Engineer of WHO Broadcasting Company in Des Moines, Iowa, Mr. Engelhardt was made Technical Director of PCI in 1976 and was promoted to Vice President-Technical Director in 1979. Mr. Engelhardt initiated PCI's entry into the cellular business in 1987. Mr. Engelhardt's broadcasting career began in 1954 with the construction and operation of KWWL-TV in Waterloo, Iowa. From 1955 to 1967, he served in a variety of engineering roles for KVTV Channel 9 in Sioux City, Iowa. From 1967 to 1972, Mr. Engelhardt served as Technical Director/Assistant Manager of KMEG-TV in Sioux City.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
                          ITS NOMINEES FOR DIRECTORS.

CORPORATE GOVERNANCE AND OTHER MATTERS

       The Board of Directors acts as a nominating committee for selecting nominees for election as directors. The Company's Bylaws also permit stockholders eligible to vote at the Annual Meeting to make nominations for directors if such nominations are made pursuant to timely notice in writing to the Secretary of the Company. The Bylaws also permit stockholders to propose other business to be brought before an annual meeting, provided that such proposals are made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of the Company no later than the date designated for receipt of stockholders' proposals in a prior public disclosure made by the Company. If there has been no such prior public disclosure, notice must be delivered to, or mailed to and received at, the Company's principal executive offices not less than 60 nor more than 90 days prior to the Annual Meeting; provided, however, that in the event that less than 70 days' notice of the date of the Annual Meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice to be timely must be received not later than the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. A stockholders' notice of nomination must also set forth certain information specified in Section 3.5 of the Company's Bylaws concerning each person the stockholder proposes to nominate for election and the nominating stockholder. No such nominations or proposals have been received in connection with the Annual Meeting.

       The Board of Directors has established an Audit Committee and a Compensation and Stock Option Committee (the "Compensation Committee"). The Audit Committee is comprised of Messrs. Cownie, Mandigo and McCloskey. The Audit Committee examines and considers matters relating to the financial affairs of the Company, including reviewing the Company's annual financial statements, the scope of the independent annual audit and the independent auditors' letter to management concerning the effectiveness of the Company's internal financial and accounting controls. During the year ended December 31, 1996, the Audit Committee held three meetings.

       The Compensation Committee is comprised of Messrs. Cownie, Mandigo and Sutton. The Compensation Committee considers and makes recommendations to the Board of Directors with respect to programs for human resource development and management organization and succession, approves changes in senior executive compensation, considers and makes recommendations to the Board of Directors with respect to general compensation matters and policies and employee benefit and incentive plans. During the year ended December 31, 1996, the Compensation Committee held two meetings.

       During the year ended December 31, 1996, the Board of Directors held nine meetings. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

COMPENSATION OF DIRECTORS

       Directors who are officers or employees of the Company or any subsidiary of the Company receive no additional compensation for serving on the Board of Directors or its committees. Directors who are not officers or employees of the Company or any subsidiary of the Company receive an annual fee of $10,000, plus $1,000 for each board meeting attended, or committee meeting attended on a day other than a board meeting, and reimbursement for travel costs and other out-of-pocket expenses incurred in attending such meetings.

       The Company has adopted a Directors Stock Option Plan (the "Directors Plan"). Under the Directors Plan, options to purchase up to an aggregate of 300,000 shares of Class A Common Stock are available for grants to directors of the Company who are not officers or employees of the Company or any subsidiary of the Company (each an "Eligible Director"). Under the Directors Plan, each Eligible Director is granted an initial option to purchase 7,500 shares of Class A Common Stock. An Eligible Director is also granted an additional option to purchase 1,500 shares of Class A Common Stock for each year that the Eligible Director continues to be an Eligible Director. The Directors Plan will terminate in 2005, unless terminated at an earlier date by the Board of Directors.

       The Company also recently adopted a stock purchase plan for non-employee directors (the "Director Purchase Plan"). Under the Director Purchase Plan, 25,000 shares of Class A Common Stock are available for purchase by nonemployee directors of the Company. In the event there is any increase or decrease in Common Stock without receipt of consideration by the Company (for instance, by a recapitalization or stock split), there may be a proportionate adjustment to the number and kinds of shares that may be purchased under the Director Purchase Plan. The Director Purchase Plan permits non-employee directors to elect to have their fees as directors retained by the Company and used to purchase shares of Class A Common Stock of the Company. Generally, retained fees will be accumulated during the period commencing on October 1 of each year and ending on September 30 of the following year (the "Accumulation Period"). The purchase price of each share of Class A Common Stock purchased under the Director Purchase Plan will be the lesser of 90.0% of the fair market value of the Class A Common Stock (i) on the first trading day of the Accumulation Period or (ii) on the last trading day of such Accumulation Period; provided, however, that in no event shall the purchase price be less than the par value of the stock. The Director Purchase Plan will terminate in 2005, unless terminated at an earlier date by the Board of Directors.

EXECUTIVE COMPENSATION

       The following table sets forth certain summary information concerning the compensation paid to the Named Executive Officers for the year ended December 31, 1996.

                                                                         LONG-TERM
                                                                        COMPENSATION
                                             ANNUAL COMPENSATION     ------------------
                                            ---------------------        SECURITIES         ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR    SALARY($)    BONUS($)    UNDERLYING OPTIONS    COMPENSATION
----------------------------------  ----    ---------    --------    ------------------    ------------
William J. Ryan, President and      1996    $339,731     $34,000                             $ 31,422(1)
  Chief Executive Officer.........  1995    $331,651     $119,880          130,000           $ 55,356
Robert G. Engelhardt, Executive     1996    $251,538     $25,200                             $ 18,726(2)
  Vice President and Secretary....  1995    $239,019     $57,600           120,000           $ 26,073
M. Wayne Wisehart, Vice President,
  Treasurer and Chief Financial     1996    $152,211     $15,250                             $ 23,559(3)
  Officer.........................  1995    $145,256     $34,800            75,000           $ 33,417
Leon J. Hensen, Senior Vice         1996    $173,173     $13,880                             $ 16,798(4)
  President-General Manager.......  1995    $163,862     $39,188            75,000           $ 22,764
K. Patrick Meehan, Vice
  President-General Counsel and     1996    $124,423     $12,500                             $ 19,386(5)
  Assistant Secretary.............  1995    $109,936     $26,400            65,000           $ 15,108

------------------
(1) Includes the following: PCI 401(k) Profit Sharing Plan and Trust ("401(k) Plan") contributions of $9,500, auto allowance of $7,415 (including insurance and license), tax services of $5,228, club dues of $5,535 and medical reimbursements of $3,744.
(2) Includes the following: 401(k) Plan contributions of $9,500, auto allowance of $6,744 (including insurance and license), tax services of $850, club dues of $1,051 and medical reimbursements of $581.
(3) Includes the following: 401(k) Plan contributions of $9,500, auto allowance of $6,798 (including insurance and license), tax services of $0, club dues of $7,261 and medical reimbursements of $0.
(4) Includes the following: 401(k) Plan contributions of $9,078, auto allowance of $6,501 (including insurance and license), tax services of $0, club dues of $1,219 and medical reimbursements of $0.
(5) Includes the following: 401(k) Plan contributions of $9,500, auto allowance of $6,975 (including insurance and license), tax services of $275, club dues of $1,218 and medical reimbursements of $1,418.

STOCK OPTIONS

       The Company has 1.6 million shares of Class A Common Stock reserved for issuance under the Company's Stock Option Plan. During 1996, no stock options were granted to or exercised by the Named Executive Officers. The following table provides information regarding the value of all unexercised options held at December 31, 1996 by the Named Executive Officers.

                                                  NUMBER OF
                                            SECURITIES UNDERLYING              VALUE OF UNEXERCISED
                                            UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                              DECEMBER 31, 1996                DECEMBER 31, 1996(1)
                                         ----------------------------      ----------------------------
                 NAME                    UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE    EXERCISABLE
--------------------------------------   -------------    -----------      -------------    -----------
William J. Ryan.......................       86,666          43,334             $ 0             $ 0
Robert G. Engelhardt..................       80,000          40,000             $ 0             $ 0
M. Wayne Wisehart.....................       50,000          25,000             $ 0             $ 0
Leon J. Hensen........................       50,000          25,000             $ 0             $ 0
K. Patrick Meehan.....................       43,333          21,667             $ 0             $ 0

------------------
(1) Based on a per share price of $10.375 on February 18, 1997.

EMPLOYMENT AGREEMENTS

       In 1995, the Company entered into employment agreements with each of Messrs. Ryan and Engelhardt, for an initial term of three years, and Wisehart, Hensen and Meehan, for an initial term of two years. Each agreement has an automatic one-year renewal on each anniversary date thereof. Base salaries under the agreements for 1996 were $340,000, $252,000, $152,500, $173,500 and
$125,000, respectively. Each agreement specifies that if the executive officer is terminated by the Company without cause (as defined therein), or if the executive officer terminates the agreement for good reason (as defined therein, including if the employment of the executive officer is terminated within one year of a change in control of the Company), the Company will pay to the executive officer the full base salary and benefits which would otherwise have been paid to such officer during the remaining term of the agreement (to be paid at the time such payments are due). The Compensation Committee of the Board of Directors approved 1997 base salaries under these employment agreements as follows: $340,000 for Mr. Ryan; $252,000 for Mr. Engelhardt; $178,500 for Mr. Hensen; $160,000 for Mr. Wisehart; and $140,000 for Mr. Meehan.

       Each agreement also provides that for one year following termination of employment, the executive officer will not, in any state in which the Company is engaged or plans to engage in business, (i) compete with the Company on behalf of the executive officer or any third party, (ii) participate as a director, agent, representative, stockholder or partner or have any direct or indirect financial interest in any enterprise which engages in the business in which the Company is engaged, or (iii) participate as an employee or officer in any enterprise in which such officer's responsibilities relate to the cellular business or any other business in which the Company is engaged; provided, however, that ownership by such officer of less than 5% of the outstanding stock of any corporation listed on a national securities exchange conducting any such business will not be deemed a violation of such non-competition provision.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee is responsible for the oversight and administration of executive compensation. The Compensation Committee believes that the actions of each executive officer have the potential to impact the short-term and long-term profitability of the Company. Consequently, the Compensation Committee places considerable importance on its task of designing and administering the executive compensation program. In making compensation decisions, the Compensation Committee, from time to time, receives assessments and advice regarding the compensation practices from independent compensation consultants.

       Philosophy and Objectives for Executive Compensation. The purpose of the Company's executive compensation program is to: (i) attract, motivate and retain key executives responsible for the success of the Company as a whole, (ii) increase shareholder value, (iii) increase the overall performance of the Company and (iv) increase the performance of individual executives.

       The Compensation Committee believes that the Company's executive compensation should be determined in the context of the relevant competitive framework, and should be based on a combination of the executive officer's qualifications, experience, role and performance achievements and the Company's performance achievements. In determining compensation levels, the Compensation Committee focuses on the competitive environment of the cellular and telecommunications industry group, considering compensation practices, organizational configuration, organizational scope and performance. The Compensation Committee also considers general industry trends in the geographic markets that are relevant to its operations. The Compensation Committee believes that base salaries should be managed to approximate the 50th percentile of the competitive market. Total cash compensation (base salary plus annual incentives) and total direct compensation (base salary plus annual incentives plus the expected value of long-term incentives) should directly reflect the level of performance achieved by the Company and its executives. Within this overall philosophy, the Compensation Committee's specific objectives are to: (i) offer compensation which is competitive with other well-managed cellular and telecommunications companies and reward superior performance with superior levels of compensation; and (ii) provide variable compensation awards that are based on the Company's overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels that help create value for shareholders.

       Components of Executive Compensation. The three primary components of executive compensation are: (i) base salary, (ii) annual incentive awards and
(iii) long-term incentive awards.

              Base Salary. Executive officers' base salaries are set at levels which reflect their specific job responsibilities, experience, qualifications, and job performance in the context of the competitive marketplace and the Company's desired market posture. Marketplace levels of compensation are determined using compensation surveys which reflect the relevant segments of the market and include some of the companies which are included in the Company's peer group as reflected in the performance graph (see "-- Stock Performance Chart"), and other companies which, while not in the peer group, are deemed appropriate comparisons for compensation purposes. Base salaries are reviewed each year, with consideration for adjustments being based on a combination of the individual's ongoing role, his or her job performance and marketplace competitiveness.

              Annual Incentive Compensation. Awards under the Annual Incentive Plan ("AIP") are based on cash flow budget, adjusted for capital expenditures and specific objective performance goals. These goals are set for a one-year period, and are aimed at increasing short-term performance. Performance goals are set to represent a range of performance, with the level of associated incentive award varying with different levels of performance achievement. The "minimum" goal is set to reflect the minimum acceptable level of performance which will warrant payment of incentive awards. The "maximum" goal reflects an ambitious level of performance which would only be attainable in an outstanding year. Participation in the AIP is limited to a group of senior managers who have a material impact on Company performance. Awards earned under the plan are contingent upon employment with the Company through the end of the year, except for payments made in the event of death, retirement, disability, or in the event of a change in control. AIP payments are presented in the Summary Compensation Table under the heading "Bonus."

              Long-Term Incentive Compensation. Long-term incentives are provided in the stock options granted under the Option Plan. The grants listed in the Summary Compensation Table above reflect grants made at the time of the Company's initial public offering. The Compensation Committee currently does not anticipate making additional stock option grants to the Named Executive Officers until 1998.

       Chief Executive Officer Compensation. The executive compensation policy described above is applied in setting Mr. Ryan's compensation. Mr. Ryan participated in the same executive compensation plans available to the Company's other executive officers. In 1996, Mr. Ryan had a base salary of $340,000. On the basis of the Company's cash flow results versus established goals and Mr. Ryan's performance, the Compensation Committee determined that an annual bonus of $34,000 (10% of his base salary) had been earned.

       Policy On Deductibility Of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" as defined for purposes of Section 162(m). All of the members of the Compensation Committee qualify as "outside directors." The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to the Company's executive officers.

       Summary. The Compensation Committee believes that the mix of conservative market-based salaries, significant variable cash incentives for both long-term and short-term performance and the potential for equity ownership in the Company represents a balance that will motivate the management team to continue to produce strong returns. The Committee further believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate rewards based on enhancement of shareholder value.

                                             Respectfully submitted,

                                             Stock Option and Compensation
                                             Committee

                                             /s/ KERMIT S. SUTTON

                                             Kermit S. Sutton (Chairman)
                                             James S. Cownie
                                             Clark R. Mandigo

STOCK PERFORMANCE CHART

       The following chart sets forth comparative information regarding the Company's cumulative stockholder return on its Class A Common Stock since the initial public offering completed in March 1995. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. The Company's cumulative stockholder return based on an investment of $100 at March 14, 1995 is compared to the cumulative total return of the Nasdaq Market Index and an index comprised of publicly traded communications companies which are principally in the cellular telephone business (the "Companies") during that same period. As of December 31, 1996, the Companies that constituted the peer group consisted of: AirTouch Communications, Inc., Centennial Cellular, Inc. (Class A), Commnet Cellular, Inc., Pricellular Corporation, United States Cellular Corporation and Vanguard Cellular Systems, Inc. (Class A).

        Measurement Period           Palmer Wireless,     Peer Group Com-      S&P 500 Stock
      (Fiscal Year Covered)                Inc.               posite               Index
3/14/95                                         100.00              100.00              100.00
3/31/95                                         100.88               94.21              101.80
6/30/95                                         114.91              101.01              110.75
9/30/95                                         156.14              113.94              118.81
12/31/95                                        154.39              103.69              125.22
3/31/96                                         134.21              106.75              130.96
6/30/96                                         140.35              108.33              136.06
9/30/96                                         124.12              100.63              139.45
12/31/96                                         73.68               90.75              150.29

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       The following is a summary of certain transactions and relationships among the Company and its associated entities, and among the directors, executive officers and stockholders of the Company and its associated entities.

Exchange Agreement

       In March 1995, contemporaneously with the initial public offering, the partners of the Partnership contributed their collective 100% interest in the Partnership for stock in the Company. Under the terms of that exchange, the Company is required to indemnify the partners of the Partnership against all of the obligations and liabilities associated with the Partnership's operations.

Cost Sharing Arrangements

       In connection with its initial public offering, the Company and PCI entered into a computer services agreement, a transitional management and administrative services agreement and a tax consulting agreement. Pursuant to the computer services agreement, the Company provides PCI access to the Company's computer and provides certain computer-related services for fees from PCI at an annual rate of $110,000 in 1996. Pursuant to the transitional management and administrative services agreement, certain management personnel and other employees of the Company provided management services to PCI. PCI paid the Company $375,000 in 1996 for such management services. In addition, under this agreement, the Company provided certain administrative services, principally related to human resource management functions, to PCI. PCI paid the Company $49,000 for such administrative services in 1996. Pursuant to the tax consulting agreement, PCI has been providing various tax consulting services to the Company, for fees from the Company. Such fees equaled $120,000 in 1996. While none of these agreements are the result of arm's length negotiations, each such agreement is designed to reimburse the providing party for its costs in providing such services (including costs of personnel), and the Company believes that the terms of such agreements are reasonable.

Leasing Arrangements with PCI

       In addition to the office space and towers which the Company has shared with PCI, with the associated expenses being allocated between the two entities (See "-- Cost Sharing Arrangements" above), the Company paid PCI $278,000 for the rental of a building and certain towers and cell sites for the year ended December 31, 1996. Pursuant to one lease, FMT, Ltd., a subsidiary of the Company which operates the Fort Myers, Florida cellular telephone system, leases a tower, land and building from PCI, which lease provides for annual rental payments of $123,000 and expires in January 1999, subject to FMT, Ltd.'s right to renew for up to three consecutive five-year terms.

Corporate Opportunity

       Concurrently with the initial public offering, PCI and the Company entered into the PCI Non-Competition Agreement. By doing so, the Company believes that the potential for conflicts of interest between the Company and PCI and for directors of PCI who are also directors or officers of the Company have been reduced. Under the PCI Non-Competition Agreement, if PCI has an opportunity to acquire a business that is "primarily" a cellular telephone or broadband PCS business, other than certain investments of not more than 5.0% in publicly-traded companies (the "Excepted Opportunities"), the Company will have the first opportunity to acquire such business. The PCI Non-Competition Agreement defines "primarily" to mean that 80.0% of revenues or assets are derived from or dedicated to such business.

       PCI has also agreed with the Company pursuant to the PCI Non-Competition Agreement that if PCI acquires (through one or more transactions) a controlling interest in assets or operations which represent all or a significant part of a cellular telephone or broadband PCS business, other than the

Excepted Opportunities and subject to any required lender, regulatory or similar approval, PCI will as promptly as practicable offer to transfer such interest to the Company for a purchase price equal to PCI's cost, if readily determinable, or PCI's reasonable determination of the fair value thereof, if PCI's cost is not readily determinable, plus, in either case, costs and expenses incurred by PCI in carrying and transferring such interest to the Company, including PCI's cost of capital. If PCI's determination of the fair value with respect to any such offer is in excess of $10 million and if the Special Directors of the Company disagree with such determination, then the fair value shall be determined by an independent appraiser chosen by the Special Directors and approved by PCI.

       The PCI Non-Competition Agreement automatically terminates at such time as PCI or a successor no longer holds, directly or indirectly, Common Stock representing more than 50% of the voting power in the Company.

Registration Rights Agreement

       Pursuant to a Registration Rights Agreement (the "Registration Rights Agreement") among the Company and PCI, MINC, PINC and SINC, as stockholders of the Company (the "S Corporation Stockholders"), if the Company proposes to make a registered public offering of any of its securities under the Securities Act of 1933, as amended (the "Securities Act"), other than certain specified types of offerings, the Company will be obligated to give written notice of the proposed registration to each S Corporation Stockholder. Upon receipt of such written notice, each S Corporation Stockholder will be entitled to request that all or a portion of its Common Stock be included in such registration and offering (a "Piggyback Registration"), and the Company will be required to effect a Piggyback Registration except in certain specified circumstances.

       The Registration Rights Agreement also provides that, at any time, an S Corporation Stockholder will be entitled to request registration for sale under the Securities Act of all or any portion of its Common Stock (a "Demand Registration"), provided that (i) the Company will only be obligated to effect three Demand Registrations for PCI and one Demand Registration for each of MINC, PINC and SINC, and (ii) the Company will not be obligated to effect a Demand Registration unless the S Corporation Stockholders request registration for sale of shares of Common Stock that represent at least 10.0% of the aggregate amount of Common Stock held by the S Corporation Stockholders as of the date of execution of the Registration Rights Agreement.

       Portions of the Registration Rights Agreement automatically terminate on the date on which the S Corporation Stockholders hold, in the aggregate, less than 10% of the total issued and outstanding Common Stock.

COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT

       Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, directors and certain beneficial holders of common stock to file reports about their ownership of the Company's Class A Common Stock. Based solely on its review of the copies of such reports furnished to the Company by its directors and officers during and with respect to the year 1996, the Company believes that its directors and officers filed on a timely basis all reports required by Section 16(a) of the Exchange Act, except that Mr. Cownie failed to file on a timely basis one report covering two transactions.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
                                  (PROPOSAL 2)

       The Board of Directors has appointed KPMG Peat Marwick LLP ("KPMG") as the Company's independent auditors for the year ending December 31, 1997, subject to ratification by stockholders at the Annual Meeting. Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and to be available to respond to appropriate questions. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of KPMG to audit the books and accounts of the Company for the year ending December 31, 1997.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                  DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS
                       TO BE INCLUDED IN PROXY MATERIALS

       Any proposal or proposal intended to be presented by any stockholder at the 1998 Annual Meeting of Stockholders must be received by the Company by November 18, 1997 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                        OTHER BUSINESS TO BE TRANSACTED

       As of the date of this proxy statement, the Board of Directors knows of no other business which may come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

                                             By Order of the Board of Directors

                                             /s/ WILLIAM J. RYAN

                                             WILLIAM J. RYAN
                                             President and Chief Executive
                                             Officer

Fort Myers, Florida
March 19, 1997

A COPY OF THE ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 ACCOMPANIES THIS PROXY STATEMENT. STOCKHOLDERS MAY OBTAIN, FREE OF CHARGE, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE SAME YEAR BY WRITING TO PALMER WIRELESS, INC., ATTENTION: JEFFREY GREEN, 12800 UNIVERSITY DRIVE, FORT MYERS, FLORIDA 33907.

REVOCABLE PROXY          THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF
                                                                      DIRECTORS.

PALMER WIRELESS, INC.              ANNUAL MEETING OF STOCKHOLDERS APRIL 22, 1997

The undersigned stockholder hereby appoints William J. Ryan and Robert G. Engelhardt, or either of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held on Tuesday, April 22, 1997 at 8:30 a.m. (eastern standard time) at the Company's headquarters, 12800 University Drive, Fort Myers, Florida, and at any adjournments thereof, in respect of all shares of the Class A Common Stock of the Company which the undersigned may be entitled to vote, on the following matters:

1. Election of two Class I directors to the
   Board of Directors:                              Thomas D. McCloskey, Jr.
                                                    Vickie A. Palmer

[ ] FOR all the nominees listed above.      [ ] WITHHOLD AUTHORITY to vote for
                                                the following nominee(s):

       ------------------------------------------------------------------

2. Proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997:

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

3. In their discretion, on any other matters that may properly come before the meeting, or any adjournments thereof, in accordance with the recommendations of a majority of the Board of Directors.

            (Continued and to be dated and signed on reverse side.)

                          (continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSAL 2.

The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement dated March 19, 1997 and the 1996 Annual Report to Shareholders, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

[ ] I PLAN TO ATTEND THE APRIL 22, 1997 ANNUAL STOCKHOLDERS MEETING

                                    Date:
                                         --------------------------------, 1997

                                      ------------------------------------------
                                      Signature of Stockholder or Authorized
                                      Representative

                                      Please date and sign exactly as name
                                      appears hereon. Each executor,
                                      administrator, trustee, guardian,
                                      attorney-in-fact and other fiduciary
                                      should sign and indicate his or her full title. In the case of stock ownership in the name of two or more persons, both persons should sign.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.